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                                                                  EXHIBIT (4)(v)


                     [AMERICAN GENERAL ANNUITY LETTERHEAD]


                      GAIN PRESERVATION BENEFIT ENDORSEMENT

This Endorsement modifies the Contract to which it is attached. In case of conflict with any provision in the Contract, the provisions of this Endorsement will control.

1. The Gain Preservation Benefit is available only for Owners who have selected one of the qualifying death benefit options set forth on the Contract Schedule. The Gain Preservation Benefit may not be selected after the Annuity Date or if the Owner or Joint Owner is age 86 or older on the effective date of this Endorsement. ONCE SELECTED, THIS ENDORSEMENT MAY NOT BE CANCELLED. The Gain Preservation Benefit is payable only upon the death of the Owner or Joint Owner during the Accumulation Period.

2. The total death benefit payable under Contracts with this Endorsement is equal to:

         a. The death benefit amount payable under the death benefit option set forth in the section of the Contract or death benefit endorsement captioned "PROCEEDS PAYABLE ON DEATH - DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD;" plus

         b.       The "Gain Preservation Amount" defined below.

3. The Gain Preservation Amount is calculated as follows: (A - B)(C), where:

         A.       is the amount payable under section 2.a. above;

         B. is the greater of (i) the total Purchase Payments made to the Contract, less any withdrawals or (ii) the Contract Value on the effective date of this Endorsement as set forth on the Contract Schedule; and

         C. is the appropriate Preservation Factor. The Preservation Factor is determined by the age of the Owner, or the oldest Joint Owner, on the effective date of this Endorsement, and is equal to 0.66 for Owner ages 69 and younger and 0.33 for Owner ages 70 through 85.

         If the difference of A minus B above is zero or less when the Gain Preservation Amount is calculated, no Gain Preservation Amount will be payable. This Gain Preservation Amount is subject to any Gain Preservation Maximum Amount set forth on the Contract Schedule.

4. Once determined on the effective date of this Endorsement, the Preservation Factor is fixed and will not change, unless the Owner transfers ownership of the Contract while



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         this Endorsement is in effect. In such event, the Preservation Factor will be determined by the age of the new Owner, or the oldest Joint Owner, on the effective date of such ownership change. If the Owner transfers ownership of the Contract to someone who is age 86 or older and is thus ineligible for the Gain Preservation Benefit, the Gain Preservation Charge will continue to be deducted even though no Gain Preservation Amount will be payable. Change of ownership may have income and other tax consequences.

5. There is a charge for this Endorsement. This charge compensates the Company for the risks it assumes in providing the Gain Preservation Benefit. This "Gain Preservation Benefit Charge" is set forth on the Contract Schedule.

6. Paragraph C in the section of the Contract captioned "SEPARATE ACCOUNT PROVISIONS - NET INVESTMENT FACTOR" is hereby deleted in its entirety and replaced with the following:

         C is the factor representing the cumulative per share charges for the Mortality and Expense Risk Charge, the Administrative Charge, the Gain Preservation Benefit Charge and any other asset-based charges that may be described in any Contract Endorsements shown on the Contract Schedule.

7. For Contracts issued to non-natural persons, all references in this Endorsement to "Owner" shall mean "Annuitant".

8.       The effective date of this Endorsement is set forth on the Contract
         Schedule.

Signed for American General Annuity Insurance Company by:



                             /s/ MARY L. CAVANAUGH


                                   SECRETARY



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NOTE:   The following items will need to be added to the Contract Schedule:


                                CONTRACT SCHEDULE


GAIN PRESERVATION BENEFIT CHARGE: If the Gain Preservation Benefit has been selected, a Gain Preservation Benefit Charge is deducted each Valuation Period prior to the Annuity Date. This Gain Preservation Benefit Charge is equal on an annual basis to [.30%] of the average daily net asset value of the Separate Account.

GAIN PRESERVATION MAXIMUM AMOUNT: [None] or [Any Gain Preservation Amount is limited to or "capped" at the lesser of (i) [$500,000] or (ii) a maximum of [200%] of the death benefit amount payable under the death benefit option set forth in the section of the Contract or death benefit endorsement captioned "PROCEEDS PAYABLE ON DEATH - DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD"]

GAIN PRESERVATION BENEFIT ENDORSEMENT EFFECTIVE DATE: [       ]

CONTRACT VALUE ON GAIN PRESERVATION BENEFIT ENDORSEMENT EFFECTIVE DATE: [      ]

DEATH BENEFIT OPTIONS QUALIFYING FOR GAIN PRESERVATION BENEFIT:
          [Standard Death Benefit
           Annual Step-Up Death Benefit
           Enhanced Death Benefit]


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